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Exhibit 2.2

FORM OF
JOINDER AGREEMENT

        THIS JOINDER AGREEMENT (this "Agreement") is entered into as of the        day of                        , 2006 by the undersigned beneficial and record owner (the "Signing Holder") of the issued and outstanding shares of capital stock, options and/or warrants of BuySeasons, Inc., a Delaware corporation (the "Company"), set forth opposite the Signing Holder's name on Exhibit A attached hereto, which sets forth such holdings as of the date set forth above.

Recitals

        A.    The Company has entered into an Agreement and Plan of Merger dated as of July 21, 2006 (the "Merger Agreement") with Liberty Media Corporation, a Delaware corporation ("Parent"), Pumpkin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Securityholders' Representative (as defined in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company, and the Company will become a subsidiary of Parent (the "Merger"). All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

        B.    The board of directors of the Company has approved the Merger Agreement and the Merger and declared each to be advisable and in the best interests of the Company and the stockholders of the Company.

        C.    The Merger Agreement provides for the Signing Holder to join and agree to be bound by the terms and conditions of the Merger Agreement and thereby also receive the benefits from the Merger.

        D.    By executing this Agreement, the undersigned Holder agrees to become a party to the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement

        Section 1.    Joinder of Merger Agreement.    Effective as of the date of this Agreement, the Signing Holder hereby becomes, and agrees that it shall be deemed for all purposes to be, a party to the Merger Agreement as a "Holder" as if the Signing Holder were an original signatory thereto without further action of the parties to the Merger Agreement, and the Signing Holder shall be subject to, and hereby makes, all of the representations, warranties, indemnities and other obligations of a Holder under the Merger Agreement and is entitled to all of the rights of a Holder under the Merger Agreement including, without limitation, rights under the Registration Rights Provisions.

        Section 2.    Representations, Warranties and Covenants of the Signing Holder.    The Signing Holder hereby represents and warrants to Parent, Merger Sub, the Securityholders' Representative and the Company, and acknowledges and agrees (i) that it has received or has been permitted to review a true and correct copy of the executed Merger Agreement, together with all schedules and exhibits thereto, the materials specified in Section 5.10 thereof and the joint private placement memorandum/information statement of Parent and Company dated as of August 1, 2006 (the "Information Statement"), (ii) that it has reviewed and is familiar with the terms and conditions of the Merger Agreement, and with all of the representations, warranties, indemnities and other obligations of a Holder thereunder, (iii) that it has reviewed and is familiar with the materials specified in Section 5.10 of the Merger Agreement and the Information Statement, and (iv) that it has completed, signed, dated and delivered to Parent an Investor Questionnaire in the form attached as Exhibit B hereto.

        Section 3.    Approval of Merger Agreement; Waiver of Notice.    By executing this Agreement, the Signing Holder consents to the adoption of the Merger Agreement pursuant to Sections 228 and 251 of the Corporate Law and waives any requirements as to notice of the time, place and purpose of a meeting of stockholders under the Corporate Law or the Company's Certificate of Incorporation or By-Laws.

        Section 4.    Waiver of Appraisal Rights.    The Signing Holder acknowledges that by executing this Agreement, the Signing Holder is agreeing to the provisions in the Merger Agreement providing that each Holder waives any and all rights it may have as a dissenter or to any appraisal rights with respect to the Securities held by such Holder, including any rights pursuant to Section 262 of the Corporate Law, a copy of which is included as an appendix to the joint private placement memorandum/information statement of Parent and Company referenced in Section 5.10 of the Merger Agreement.

        Section 5.    Appointment of Securityholders' Representative.    The Signing Holder acknowledges that by executing this Agreement, the Signing Holder is agreeing to (a) appoint Jeffrey B. Rusinow to serve as the Securityholders' Representative who will have the authority to act on behalf of the Signing Holder as provided by Section 2.10 of the Merger Agreement, and (b) to all other provisions of the Merger Agreement related to the Securityholder's Representative, including resignation of, appointment of a successor to, waiver of claims with respect to and indemnification of, the Securityholders' Representative.

        Section 6.    Escrow.    The Signing Holder acknowledges that under the Merger Agreement a portion of the Merger Consideration, the Escrowed Shares, will be subject to indemnification claims by Parent (and therefore at risk of forfeiture) and will be held in escrow by an agent pursuant to an Escrow Agreement in substantially the form attached to the Merger Agreement as Exhibit E.

        Section 7.    Power of Attorney.    By execution of this Agreement, the Signing Holder does hereby constitute and appoint the Escrow Agent as his, her or its true and lawful agent and attorney-in-fact in connection with the transfer of the Escrowed Shares from the Escrow and hereby confers upon the Escrow Agent, with full power of substitution, the power and authority to do or cause to be done each and any of the following acts for and in the name, place and stead of the Signing Holder: (a) to take delivery of the Escrowed Shares issued in the name of such Signing Holder; (b) to transfer the Escrowed Shares issued in the name of the Signing Holder to Parent if required under the terms and conditions set forth in the Escrow Agreement; and (c) to execute and deliver any and all such other documents, instruments and papers as may be necessary in connection with the foregoing, and to otherwise do any and all such other acts and things as may be necessary or appropriate in connection therewith. This power of attorney shall continue in force with respect to the Signing Holder until the transfer or release of all of the Escrowed Shares issued in the name of the Signing Holder. In the event that the Signing Holder revokes the power of attorney granted to the Escrow Agent hereunder, then the Signing Holder shall automatically be deemed to have appointed Parent as its true and lawful agent and attorney-in-fact with all of the powers and authority set forth in this Section 7. Any power of attorney granted to Parent hereunder shall not be revocable by the Signing Holder and shall be deemed to be coupled with an interest.

        Section 8.    Acknowledgement of Registration Rights Provisions.    Effective as of the date of this Agreement, the Signing Holder hereby becomes, and agrees that it shall be deemed for all purposes to be, subject to the terms and provisions of the Registration Rights Provisions as a "Securityholder" without further action of the parties to the Merger Agreement, and the Signing Holder shall be subject to, and hereby makes, all of the representations, warranties, indemnities and other obligations of a Securityholder under the Registration Rights Provisions and is entitled to all of the rights of a Securityholder under the Registration Rights Provisions.

        Section 9.    Notices.    Notices to Parent, Merger Sub, the Securityholders' Representative and the Company shall be given and addressed in the manner set forth in the Merger Agreement. Notices to the Signing Holder shall be given in the manner set forth in the Merger Agreement but be addressed as set forth on the signature page to this Agreement.

        Section 10.    Headings.    The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 11.    Severability.    If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any Governmental Authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 12.    Assignment.    This Agreement shall not be assignable by the Signing Holder, but shall be binding upon and inure to the benefit of any permitted successors and assigns under the Merger Agreement of the rights of Parent, Merger Sub, the Company or the Securityholders' Representative under the Merger Agreement.

        Section 13.    Amendments; Waivers.    This Agreement shall be modified only in writing, executed by the Signing Holder, Parent, Merger Sub, the Company and the Securityholders' Representative. Any right or remedy hereunder may be waived only in a writing signed by the person or entity against whom such waiver is asserted.

        Section 14.    Entire Agreement.    This Agreement, the Merger Agreement, the Escrow Agreement and the Registration Rights Provisions together constitute and contain the entire agreement of the Signing Holder with the other parties to the said agreements relating to the subject matter hereof, and supersedes any and all prior agreements, negotiations, correspondence and understandings between the Signing Holder and any other parties to said agreements, whether written or oral, relating to the subject matter hereof. The Signing Holder acknowledges that Parent, Merger Sub, the Company and the Securityholders' Representative are intended third-party beneficiaries with respect to this Agreement.

        Section 15.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 16.    Consent to Jurisdiction.    The Signing Holder agrees that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Merger Agreement, the Escrow Agreement or the Registration Rights Provisions, or the transactions contemplated by each such agreement may be brought by or against the Signing Holder in any court of competent jurisdiction located in the State of Delaware. The Signing Holder irrevocably and unconditionally agrees to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and not to object to the jurisdiction of such courts on the basis of inconvenience of forum or otherwise. Without limiting the generality of the foregoing, the Signing Holder agrees that service of process upon the Signing Holder at his, her or its address as set forth below, together with written notice of such service to the Signing Holder, shall be deemed effective service of process upon the Signing Holder.

        IN WITNESS WHEREOF, the Signing Holder has executed this Joinder Agreement as of the date first written above.

NAME:	SIGNATURE:
IF AN INDIVIDUAL:
PLEASE TYPE OR PRINT

ADDRESS:
SUITE/P.O. BOX	IF A CORPORATION, LLC OR OTHER ENTITY
By:
STREET	Name:
Title:
CITY STATE ZIP
IF A TRUSTEE OR OTHER REPRESENTATIVE CAPACITY
By:
Name:
Title:

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FORM OF JOINDER AGREEMENT